Exhibit 99(a)

December 19, 2005
Alicia M. Leonhard, Esq.
Trial Attorney
U.S. Department of Justice
Office of the United States Trustee
Region 2/Southern District of New York
33 Whitehall Street, Suite 2100
New York, New York 10004

Re:	Request for Formation of Statutory Equity Committee in In re Delphi Corporation, et al., Lead Case No. 05-44481 (RDD) (Jointly Administered)
Dear Alicia:
          We are writing on behalf of Delphi Corporation and its affiliated debtors and debtors-in-possession (the “Debtors”) to respond to a letter dated November 7, 2005, from White & Case LLP, submitted on behalf of its client, Appaloosa Management L.P. (“Appaloosa”), requesting that the United States Trustee for Region 2 (the “UST”) exercise her discretionary authority under Section 1102(a)(1) of the Bankruptcy Code to form an official statutory committee of equityholders in the Debtor’s chapter 11 cases. We have reviewed the November 7 letter with the Board of Directors and executive management of the Debtors, as well as with the Debtors’ Official Committee of Unsecured Creditors (the “Creditors’

Alicia M. Leonhard, Esq.
December 19, 2005

Committee”), and we appreciate the opportunity to share with you the Debtors’ position regarding Appaloosa’s request to form a statutory equity committee.1
          In summary, the Debtors request that the UST determine that it is premature to appoint an equity committee at this time and defer further consideration of the request at least until the Debtors file their statements of financial affairs and schedules of assets and liabilities in January, 2006 and the UST has completed her conduct of the formal meeting of creditors required by Section 341 of the Bankruptcy Code (which is presently scheduled to take place in February, 2006). Should your office determine that a binding decision is required to be made at this early point in the Debtors’ chapter 11 cases — even before the Debtors’ first monthly operating report is filed later this month — the Debtors respectfully request that the UST decline to exercise her statutory prerogative to form an equity committee.
          As is discussed in greater detail below, official equity committees are rarely appointed in chapter 11 cases, Delphi’s Board of Directors (10 of the 12 of which are independent directors) will adequately represent all stakeholders in their role to maximize the enterprise value of the Debtors, and it is highly unlikely that common equityholders will receive any value in the chapter 11 cases on account of the equity securities of Delphi Corporation, the parent holding company, which interests the Debtors believe are “hopelessly insolvent.” This observation is in stark contrast with the value of Delphi’s non-U.S. subsidiaries, which are not chapter 11 debtors, are continuing their business operations in the ordinary course of business without supervision from the Bankruptcy Court, and are not subject to the chapter 11 requirements of the U.S. Bankruptcy Code. Notwithstanding the inherent value that the Debtors believe is associated with Delphi’s global business operations outside of the United States, the Debtors do not believe that such value can overcome the direct and indirect claims against the parent holding company on account of the non-competitive legacy liabilities and burdensome restrictions under current U.S. labor agreements as well as the realignment of Delphi’s global product portfolio and manufacturing footprint that must be achieved to preserve the Debtors’ core businesses.
Background
          On October 8, 2005, Delphi Corporation and certain of its U.S. subsidiaries filed chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). We refer you to the Affidavit of Robert S. Miller, Jr. filed in support of the First Day Motions in the Debtors’ chapter 11 cases (Docket No. 7) for general background regarding the

[1]	A copy of this response will be filed on Form 8-K with the Securities and Exchange Commission.

Alicia M. Leonhard, Esq.
December 19, 2005

Debtors’ prepetition affairs and events leading up to the commencement of the chapter 11 cases. Also on October 8, 2005, the Debtors issued a press release reporting on the commencement of the chapter 11 cases which included the following cautionary paragraph:
“Delphi also noted that the execution of its transformation plan through the chapter 11 process may give rise to the incurrence of additional prepetition claims as collective bargaining agreements, executory contracts, retiree health benefits and pension plans, and other liabilities of the company are addressed and resolved to maximize stakeholder value going forward. There is no assurance as to what values, if any, will be ascribed in the chapter 11 cases as to the value of Delphi’s existing common stock and/or any other equity securities. Accordingly, the company urges that the appropriate caution be exercised with respect to existing and future investments in any of these securities as the value and prospects are highly speculative.”2
          On or about November 7, 2005, without prior substantive discussion with the Debtors, White & Case LLP delivered to the undersigned a copy of the November 7 letter to the UST. On November 28, 2005, White & Case LLP delivered to the undersigned a letter of even date from Appaloosa addressed to the Debtors’ Board of Directors. (See Exhibit 1.) The November 7 and November 28 letters were discussed with the Board of Directors and the subject of a potential equity committee was discussed with the Creditors’ Committee at meetings in Troy, Michigan on December 7 and December 9, respectively. On December 13, the Debtors were informed by the Creditors’ Committee that the Creditors’ Committee had voted to oppose the formation of an equity committee and had submitted its December 12 letter to your office.**

[2]	Additional cautionary language has been included in the safe harbor statement used in the company’s subsequent restructuring-related press releases cautioning current stakeholders and potential investors that “[n]o assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies [the Company’s various prepetition liabilities, common stock and/or other equity securities]. Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.”

**	While not agreeing with every statement in the Creditors’ Committee submission, the Debtors concur with the Creditors’ Committee conclusion that the appointment of an equity committee is not warranted in the Debtors’ chapter 11 cases.

Alicia M. Leonhard, Esq.
December 19, 2005

Request for Formation of Equity Committee
          As summarized above, the Debtors respectfully request that you determine not to exercise your statutory prerogative to appoint an equity committee at this time. At best, appointment of an equity committee would be premature and, at worst, futile and an unnecessary burden to the Debtors’ estates and its reorganization prospects.
          Among the factors that are examined by the United States Trustee when considering the appointment of a statutory equity committee are whether the Company’s shares are widely held and publicly traded; the size and complexity of the chapter 11 cases; the delay and additional cost that would result if an equity committee were appointed; the likelihood of whether the debtor is insolvent; the timing of the request relative to the status of the chapter 11 cases; and whether the interests are otherwise adequately represented. In re Kalvar Microfilm, Inc., 195 B.R. 599, 600 (Bankr. D. Del. 1996).
          The Debtors believe that the reported decision of Judge Lifland in the Bankruptcy Court rendered on July 24, 2002 in In re Williams Communs. Group, Inc., 281 B.R. 216 (Bankr. S.D.N.Y. 2002) provides helpful guidance to the UST in this District. Among many of the salient conclusions reached by Judge Lifland that have applicability to the request here is Judge Lifland’s penultimate conclusion:
“The appointment of official equity committees should be the rare exception. Such committees should not be appointed unless equity holders establish that (i) there is a substantial likelihood that they will receive a meaningful distribution in the case under a strict application of the absolute priority rule, and (ii) they are unable to represent their interests in the bankruptcy case without an official committee. The second factor is critical because, in most cases, even those equity holders who do expect a distribution in the case can adequately represent their interest without an official committee and can seek compensation if they make a substantial contribution in the case.” (Id., at p. 222).
While the Debtors would fervently wish otherwise, Appaloosa has not demonstrated — and the Debtors cannot construct — a scenario in which these factors can be satisfied. This is largely because the claims associated with the Debtors’ non-competitive U.S. legacy liabilities and burdensome U.S. labor agreements are direct claims against the U.S. parent holding company and are superior in priority to the interests of that entity’s common shareholders.

Alicia M. Leonhard, Esq.
December 19, 2005

          The conclusion that there is no meaningful distribution available for the common shareholders of the U.S. parent holding company is also shared by the capital markets. As shown in the attached capitalization summary, all four tranches of Delphi Corporation’s publicly traded debt securities were trading as of December 16, 2005 at an implied recovery of between 49.8% and 51.0% of face value and Delphi Corporation’s publicly traded trust preferred securities were trading at an implied recovery of 23.0% of face value. (See Exhibit 2.) Applying the absolute priority rule, there can be no recovery for interests when claims are not satisfied at full value. The capitalization summary also reflects that the balance sheet account for shareholders’ equity as of September 30, 2005 reflected a deficit of $5.314 billion and that the common stock was trading on December 16, 2006 at $0.35, which the Debtors believe reflects a combination of option value and market inefficiencies.
          Accordingly, based on all of the relevant information available to the Debtors, the Debtors believe that if the Bankruptcy Court were required to make a determination today, there is a substantial likelihood that the Bankruptcy Court would determine that the Debtors are not solvent and meet the “appearance of hopeless insolvency” standard developed in applicable case law. The Debtors further believe that the Bankruptcy Court would therefore also conclude that any plan of reorganization capable of confirmation in accordance with the statutory priority rules of the Bankruptcy Code would result in holders of Delphi’s common stock receiving no distribution on account of their interests and cancellation of their interests.3 With respect to the issue of adequate representation, the Debtors believe that the Board of Directors, which is presently composed of twelve members (ten of which are independent directors including two new directors elected to the Board earlier this month), adequately represents its stakeholders in its fiduciary mission in the chapter 11 cases to maximize business enterprise value for all of the Debtors’ stakeholders.

[3]	The safe harbor and risk factors language in the Company’s Form 8-K filed in connection with this response and future restructuring related press releases will include the following language: “As described in the Company’s public statements in response to the request submitted to the United States Trustee for the appointment of a statutory equity committee, holders of Delphi’s common stock and other equity interests (such as options) should assume that they will not receive value as part of a plan of reorganization. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing and as stated in its October 8, 2005 press release announcing the filing of its chapter 11 reorganization cases, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to prepetition liabilities.”

Alicia M. Leonhard, Esq.
December 19, 2005

          Moreover, Williams requires that, as a prerequisite to the formation of a statutory equity committee, equity holders must first establish that “they are unable to represent their interests in the bankruptcy case without an official committee. . . .[this] factor is critical because, in most cases, even those equity holders who do expect a distribution in the case can adequately represent their interest without an official committee and can seek compensation if they make a substantial contribution in the case.” (Id., at p. 222). This is particularly true here where Appaloosa is a highly sophisticated entity that has only recently invested in the Company at levels requiring public disclosure and has retained highly sophisticated professionals to represent it in the Debtors’ chapter 11 cases.
          While the Debtors believe that the above two issues should be dispositive of the request pending before the United States Trustee, the Debtors also believe that the request does not satisfy many of the other factors traditionally relied upon by United States Trustees and the Bankruptcy Courts that have been called upon to review such requests. For example, the Debtors are very concerned about the additional costs and burdens that will be placed on the Debtors’ estates by the appointment of a statutory equity committee. Similarly, the Debtors reserve their rights in all respects with respect to various statements and suggestions in the November 7 and November 28 letters from or on behalf of Appaloosa. The determination of the Debtors not to specifically address each and every statement in the November 7 and November 28 letters is not an admission against interest or an agreement with such statements, at least some of which the Debtors believe are materially inaccurate.
          In closing, on behalf of the Debtors, we want to again express our appreciation for your willingness to consider input from the Debtors with respect to this request for appointment of an additional statutory committee in the Debtors’ chapter 11 cases as well as for your patience while the Debtors considered this matter both internally as a matter of prudent corporate governance and with the Creditors’ Committee. Should you have any questions regarding these matters or would like further information from the Debtors, we would be happy to make ourselves available at your convenience.

Sincerely yours,
/s/ John Wm. Butler, Jr.
John Wm. Butler, Jr.

Attachments

Alicia M. Leonhard, Esq.
December 19, 2005

cc:	Mr. Robert S. Miller David M. Sherbin, Esq. Thomas E. Lauria, Esq. Robert J. Rosenberg, Esq.

[WHITE & CASE LETTERHEAD]

White & Case LLP	Tel + 1 305 371 2700
Wachovia Financial Center, Suite 4900	Fax + 1 305 358 5744/5766
200 South Biscayne Boulevard	www.whitecase.com
Miami, Florida 33131-2352

Direct Dial + (305) 995-5282
November 28, 2005
VIA FACSIMILE
John W. Butler, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
Re: In re Delphi Corporation, et al.; Case No. 05-44481
Dear Jack:
Attached is a letter from our client, Appaloosa Management L.P. (“Appaloosa”), addressed to the Board of Directors of Delphi Corporation (the “Delphi Board”) regarding Appaloosa’s request for the appointment of an official equity committee. On behalf of Appaloosa, we kindly ask that you promptly forward a copy of this letter to each of the members of the Delphi Board.
Sincerely,
/s/ Thomas E. Lauria
Thomas E. Lauria
TEL:ym
Attachment

[APPALOOSA MANAGEMENT L.P. LETTERHEAD]

26 Main Street, 1st Floor Chatham, New Jersey 07928
(973) 701-7000
Fax (973)701-7055
November 28, 2005
Board of Directors
Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098-2815
Re: Appointment of an Official Committee of Equity Security Holders
Dear Board Members:
As you know, Appaloosa Management L.P. (“Appaloosa”), collectively with certain of its affiliates, are among Delphi Corporation’s (the “Company”) largest shareholders, owning approximately 9.3% of the issued and outstanding shares of the Company. Appaloosa, through its counsel, has recently delivered a letter to the U.S. Trustee overseeing the Company’s chapter 11 cases seeking the appointment of an official committee of equity security holders (an “Equity Committee”). A copy of such letter is attached hereto for your convenience. We understand that the Company’s Board of Directors (the “Board”) is considering such request.
In chapter 11 cases such as the Company’s, appointment of an equity committee eases the inherent conflicts that confront a board when it attempts to serve the interests of all constituencies and promotes the perception that the inevitable struggles between creditors and shareholders will be fought on a level playing field. As you know, when a company operates under chapter 11 protection, a board’s fiduciary duties extend to creditors as well as shareholders. As such, a board will often find itself in the difficult position of attempting to serve the conflicting interests of creditors and shareholders. Under such circumstances, the appointment of an equity committee promotes a fair process for these conflicts to be resolved by ensuring that both sides, not just the creditors, have representation with appropriate access to information and the resources to ensure that their voice is heard and their interests are protected. Importantly, the appointment of an equity committee also frees a board to play the role of “honest broker” between competing constituencies, rather than being exposed to allegations that the board is not fulfilling its duties to one constituency because its interests are aligned with the other.
Appaloosa encourages the Board to extend its support for the appointment of an Equity Committee. For the reasons set forth in the letter to the U.S. Trustee, Appaloosa believes that the Company has substantial equity value. Appaloosa believes that the appointment of an Equity Committee at this time will benefit the Company by ensuring that the interests of shareholders are adequately represented, which will send an important message to shareholders, employees, retirees, and the business community at large that the Company is dedicated to ensuring the highest integrity throughout the restructuring process and relieve the Board from undue pressure that might be imposed in the absence of an Equity Committee by constituents with diverging interests from shareholders. Appaloosa believes that the net effect of this increased public confidence in the restructuring process will be the preservation of the maximum possible shareholder value and ultimately a more successful emergence from chapter 11 protection. We look forward to having the opportunity to work constructively with the Company and the Board to achieve these goals. In the event that the U.S. Trustee denies the request, Appaloosa is prepared to seek appropriate relief from the Bankruptcy Court.
Should you have any questions or comments, or would like to discuss the appointment of an Equity Committee in further detail, please do not hesitate to contact me at (973) 701-7000.
Very truly yours,
Appaloosa Management L.P.
/s/ David Tepper
David Tepper
President

cc:	Thomas E. Lauria, White & Case LLP Gerard Uzzi, White & Case LLP

[WHITE & CASE LETTERHEAD]

White & Case LLP	Tel + 1 305 371 2700
Wachovia Financial Center, Suite 4900	Fax + 1 305 358 5744/5766
200 South Biscayne Boulevard	www.whitecase.com
Miami, Florida 33131-2352

Direct Dial + (305) 995-5282	tlauria@whitecase.com
November 7, 2005
SENT VIA FACSIMILE TRANSMISSION
Alicia M. Leonhard, Esq.
Tracy H. Davis, Esq.
Office of the United States Trustee
for the Southern District of New York
33 Whitehall Street, 21st Floor
New York, New York 10004
Re: In re Delphi Corporation, et al., 05-44481(RDD)
          (Jointly Administered)
Attorneys Leonhard and Davis:
We represent Appaloosa Management L.P. (“Appaloosa”), which, collectively with certain of its affiliates, is one of Delphi Corporation’s (“Delphi”) largest shareholders, owning approximately 9.3% of Delphi’s issued and outstanding shares.
For the reasons set forth below, Appaloosa believes that the appointment of an official committee is required to provide adequate and appropriate representation of the interests of all shareholders of Delphi and to ensure that they receive the value to which they are entitled under the chapter 11 process. Accordingly, we hereby request the appointment of an official committee of equity security holders (an “Equity Committee”) in the chapter 11 cases of Delphi and its affiliated debtors and debtors in possession (collectively, the “Debtors”).
According to the Affidavit of Robert S. Miller Jr. under Local Bankruptcy Rule 1007-2 and in support of Chapter 11 Petitions and Various First Day Applications and Motions dated October 8, 2005 (the “Miller Affidavit”), the Debtors estimated that there were 331,202 shareholders as of August 26, 2005. According to the Miller Affidavit, the Company has 1.35 billion shares of authorized common stock and of this amount 561,781,590 shares were outstanding as of August 26, 2005.

Alicia M. Leonard, Esq.
Tracy H. Davis, Esq.
November 7, 2005
The Relevant Criteria for Establishing
an Equity Committee are Satisfied Here.
We believe all of the criteria for the appointment of an Equity Committee under 11 U.S.C. § 1102(a)(1) are present in this matter:
(a)	the interests of shareholders are not otherwise adequately represented;

(b)	Delphi is not hopelessly insolvent, such that Appaloosa appears to have a real economic interest at stake;

(c)	the case is large and complex;

(d)	the stock is widely held and actively traded; and

(e)	the timing of the request is appropriate.
See generally In re Williams Commc’ns Group, Inc., 281 B.R. 216 (Bankr. S.D.N.Y. 2002); In re Johns-Manville Corp., 68 B.R. 155 (S.D.N.Y. 1986); In re Kalvar Microfilm, 195 B.R. 599 (Bankr. D. Del. 1996); In re Wang Labs., Inc., 149 B.R.1 (Bankr. D. Mass. 1992) (appointing equity committee over objections of United States Trustee and official committee of unsecured creditors even while debtor had negative book equity of several hundred million dollars); In re Beker Indus. Corp., 55 B.R. 945 (Bankr. S.D.N.Y. 1985) (equity committee appointed); In re Evans Prods. Co., 58 B.R. 572 (S.D. Fla. 1985); In re Emons Indus., Inc., 50 B.R. 692 (Bankr. S.D.N.Y. 1985); In re Exide Technologies, Case No. 02-11125 (Bankr. D. Del. 2002) (appointing equity committee over objections of debtor and official committee of unsecured creditors).
Equity Will Not is Adequately
Represented without an Official Committee.
Although the unsecured creditors and shareholders possess a general identity of interest in seeing that the unsecured creditors are paid because of the “absolute priority” rule’s mandate that junior interests retain nothing unless senior debt is paid in full, see 11 U.S.C. § 1129(b)(2)(B), such interests are not always aligned and often diverge. Furthermore, the official committee of unsecured creditors (the “Creditors’ Committee”) has neither a duty nor incentive in these cases to choose strategic alternatives that maximize value for equity. In fact, these Debtors are organized with substantial non-debtor affiliates under a complex corporate structure. From a review of publicly available information, it appears that substantial unencumbered assets or assets with substantial residual value exist within legal entities with relatively little debt, particularly with respect to the company’s foreign and emerging new operations. In contrast, the major liabilities contributing to the deterioration of the company’s recent financial performance, namely, unsustainable U.S. employee related legacy obligations, are in respect of operations isolated within certain U.S. Debtor subsidiaries, which have no claims against or rights of distribution from

Alicia M. Leonard, Esq.
Tracy H. Davis, Esq.
November 7, 2005
other valuable Delphi businesses. While we recognize that these Debtors have substantial obligations that need to be addressed in the context of these bankruptcy cases, there remains substantial value within Delphi’s capital structure outside of and unrelated to the Debtors’ legacy obligations. Thus, due to the complex legal structure, not only is the total amount of liabilities within the Delphi enterprise an important fact to ascertain, but where such liabilities appropriately reside within the capital structure must be thoroughly explored as well. Simply, ensuring that creditors are satisfied only from the estates against which they have legal entitlements is paramount to protecting the rights of equity shareholders – a function that may be performed only by a body charged with the fiduciary duty to advance the interests of such shareholders. Clearly, the interests represented by the Creditors’ Committee conflict with the interests of shareholders on these points.
Further, while Delphi’s directors and managers have a fiduciary responsibility to look after shareholders’ interests, conflicting concerns often arise which make it difficult for such directors and management to follow the best course for non-insider public shareholders. Accordingly, the shareholders are the only major constituency not independently represented at this time. The shareholders are entitled to an official role in these cases to advance and preserve equity value, equity that a few days before the Delphi filing had a market value in excess of $1.7 billion. Shareholder exclusion without official representation will hamper their ability to effectively participate in the chapter 11 cases and ultimate plan formulation. An Equity Committee should be appointed to enable shareholders to participate fully and actively in these cases.
Delphi Corporation is not Hopelessly Insolvent.
These are not the typical chapter 11 cases where equity should be presumed to be out of the money. In fact, the opposite needs to be presumed here, that is, equity is in the money and therefore entitled to have meaningful participation in these cases. Indeed, the actions of Delphi itself shortly before the commencement of these cases require a presumption that Delphi is solvent. As recently as June 22, 2005, Delphi declared a $0.015 dividend on Delphi $0.01 par value common stock. This dividend was paid on August 2, 2005. Under Delaware law, however, dividends may be declared and paid only (i) out of surplus or (ii) in the case where no surplus exists, out of the company’s profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Del. Cod. Ann. Tit. 8, § 170 (2003). As Delphi has not reported any profits in the current and preceding years, payment of the August 2, 2005 dividend must have been from Delphi’s surplus. Surplus is defined as the excess of the net assets (total assets minus total liabilities) of the corporation over its capital, which, if determined to be available, necessarily requires a determination that the corporation is balance sheet solvent. Id. at § 154. Thus, as of August 2, 2005, just two months prior to Delphi’s filing, Delphi’s board of directors had determined that it was balance sheet solvent. See also, In re Heilig Meyers Company, 329 B.R. 471 (Bankr. E.D. Va. 2005) (court considered debtor’s payment of dividend as factor in determining solvency of debtor as payment of dividend while insolvent violated Virginia law).

Alicia M. Leonard, Esq.
Tracy H. Davis, Esq.
November 7, 2005
Perhaps more importantly, Delphi’s Chief Executive Officer has stated clearly that the Debtors commenced their chapter 11 cases simply to avoid a potential filing under the Bankruptcy Act of 2005 that came into effect on October 17, 2005. In particular, he indicated that he did not want Delphi to be the “guinea pig” under the new, less debtor friendly law. See The Sunday Times (UK), September 18, 2005, at 65, available at 2005 WLNR 14706425. There were, however, no reports of any impending liquidity crisis or any other matters compelling a filing. In fact, the expectation was that Delphi, along with General Motors, would continue to negotiate with their respective union employees and reach a consensual agreement or agreements outside of chapter 11. Recently, however, there have been reports that General Motors urged Delphi to commence chapter 11 proceedings to gain a strategic advantage in its negotiations with its own union employees. See Economist, October 15, 2005, at 65, available at 2005 WLNR 16692334. Thus, unlike other recent large chapter 11 cases commenced on the eve of the effectiveness of the new bankruptcy amendments, a chapter 11 filing for Delphi was not inevitable (and it could not have been inevitable, otherwise Delphi’s board of directors could not have declared a dividend just two months prior). Simply, Delphi is in chapter 11 today and shareholders are disenfranchised not because Delphi is insolvent or unable to pay its obligations as they come due; Delphi is in chapter 11 solely because it made a calculated determination, perhaps at the urging of its self proclaimed largest creditor, that the current legal construct offered certain benefits that would otherwise soon be unavailable.
Moreover, the value of Delphi’s current equity will depend in large part on the resolution of material issues currently being addressed by the Debtors without meaningful participation from shareholders, including:
(a)	the total amount of actual employee related liabilities and where such liabilities reside in the capital structure;

(b)	the manner in which employee related liabilities are restructured, including pursuant to sections 1113 & 1114 of the Bankruptcy Code;

(c)	the amount, enforceability, treatment and appropriate characterization of any claims asserted by General Motors, including claims, if any, asserted pursuant to the Indemnification Agreement, dated December 22, 1999, between Delphi and General Motors;

(d)	the extent to which Delphi may mitigate or avoid the accrual of any enforceable claims to General Motors under the Indemnification Agreement; and

Alicia M. Leonard, Esq.
Tracy H. Davis, Esq.
November 7, 2005
(e)	whether intercompany claims exist in favor of Delphi Corporation for, among other things, the advancement of substantial funds raised in the capital markets for the purpose of addressing certain Debtor legacy obligations.
For instance, under the Indemnification Agreement, if enforceable, Delphi must indemnify General Motors for any liabilities it incurs under those certain Benefit Guarantees issued by General Motors to certain of the Debtors’ employees. Once accrued, the Benefit Guarantees require General Motors to continue to pay employee obligations notwithstanding the expiration of the Debtors’ own underlying responsibility to pay such obligations. General Motors may assert, although Appaloosa would contest such interpretation, that the Indemnification Agreement requires Delphi to reimburse General Motors for all obligations incurred, even if the Debtors have been relieved of the underlying obligations owing directly to the employees. If not otherwise triggered, however, the Benefit Guarantees and Delphi’s obligations, if any, under the Indemnification Agreement, terminate in 2007. Accordingly, before taking any actions that may trigger accrual of obligations owing under the Indemnification Agreement, Delphi must explore all alternatives with consideration given to the consequences any actions may have on shareholder value. Delphi has already begun the process of restructuring its employee obligations. Although Appaloosa does not dispute that such obligations need to be restructured, disturbingly, there is no evidence in the public record that Delphi has given any consideration to how the manner in which it does so affects shareholder value.
These factors combined make it clear that Delphi is far from hopelessly insolvent, and shareholders have a real economic interest at stake in these cases.
These Cases are Large and Complex.
According to the Debtors’ petitions and the Miller Affidavit, the Debtors and their non-debtor subsidiaries and affiliates collectively possess $17.1 billion in total assets and $22.1 billion in total liabilities. $10.4 billion of the stated liabilities are actuarial estimates of future employee obligations, which obligations are subject to substantial reduction. In addition, as set forth in the Miller Affidavit, the Debtors are arguably the single largest global supplier of vehicle electronics, transportation components, integrated systems and modules, and other electronic technology. The Debtors’ technologies are present in more than 75 million vehicles on the road worldwide. The Debtors and their affiliates employ more than 180,000 employees worldwide, with global 2004 revenues of approximately $28.6 billion and global assets as of August 31, 2005 of approximately $17.1 billion. By their own admission, the Debtors’ bankruptcy ranks as the fifth largest public company chapter 11 in terms of revenues, the thirteenth largest public company business reorganization in terms of assets, and represents the second largest bankruptcy filing in 2005. The vast size and complexity of these cases is therefore not in question.

Alicia M. Leonard, Esq.
Tracy H. Davis, Esq.
November 7, 2005
The Stock is Widely Held and Actively Traded.
As of August 26, 2005, Delphi had more than 561,781,590 million shares of common stock outstanding and 331,202 shareholders. As of the close of business on November 4, 2005, over 4.5 million shares of Delphi were traded, closing at approximately $0.39 per share with a market capitalization of nearly $217 million. The average daily trading volume over the past three months was nearly 22 million shares. On October 4, 2005, just a few days before the bankruptcy filing, Delphi’s market capitalization was approximately $1.7 billion.
While the depth and breadth of ownership of Delphi equity securities does not guarantee necessarily that Delphi shareholders are entitled to a distribution under a restructuring plan, the active trading in the stock, its market capitalization, and the large number of holders and potential beneficial holders does heavily weigh in favor of the appointment of an Equity Committee.
This Request Comes on a Timely Basis.
The Debtors only commenced these cases on October 8, 2005. Accordingly Appaloosa’s request is timely. More importantly, as shareholder value may likely depend upon the manner in which the Debtors restructure their employee related obligations, as noted above, time is of the essence.
Appaloosa is mindful of concerns regarding the additional expense associated with the formation of an Equity Committee, but “[c]ost alone cannot, and should not, deprive . . . security holders of representation.” In re McLean Indus., Inc., 70 B.R. 852, 860 (Bankr. S.D.N.Y. 1987). The Bankruptcy Code contains adequate means for controlling costs. See 11 U.S.C. § 330(a)(1). In a case of this magnitude where assets exceed $17 billion and net sales are over $26 billion, the benefits of committee representation of shareholders’ interests far outweigh any additional costs to the Debtors’ estates.
In sum, the Debtors have commenced one of the largest bankruptcies in American history. In the span of a few days prior to the Delphi filing, more than $1.5 billion of the market value of Delphi equity evaporated. The filing, on the verge of the Bankruptcy Reform Act of 2005, will affect, at a minimum, hundreds of thousands of beneficial holders of equity. Because of the sheer size of the bankruptcy, it has sent shockwaves throughout the automotive industry and unionized labor. One analyst has compared the Delphi bankruptcy to the former Chrysler Corp.’s brush with bankruptcy in the early 1980s — only bigger. “I see this as a bigger event than if Chrysler had filed,” said Glenn Reynolds, an analyst with the New York research firm CreditSights. “This affects the 800-pound gorilla — GM. It’s probably the biggest event in the auto industry in 25 years.”

Alicia M. Leonard, Esq.
Tracy H. Davis, Esq.
November 7, 2005
Accordingly, Appaloosa believes it would be grossly unjust to permit the Debtors to engage in the process of developing a business plan, including negotiations in respect of its employee related obligations, and formulating an exit strategy without any meaningful input from shareholders who clearly have a large and valuable stake in the Debtors’ enterprise. For the foregoing reasons, we respectfully request that you appoint an Equity Committee at your earliest possible opportunity.1
Very truly yours,
/s/ Thomas E. Lauria
Thomas E. Lauria

cc:	Ronald Goldstein
David Tepper
John Wm. Butler
Robert J. Rosenberg

[1]	Nothing contained herein shall constitute an admission or a waiver of any rights or remedies by Appaloosa, all such rights and remedies being expressly reserved.

Delphi Corporation Capitalization summary Source LoanX and Thomson 12/16/05
Delphi Corporation
Capitalization summary
12/16/2005 Market Market ,, 2004A Q2 ‘05 Q3 ‘05 Price Value —— —— —— —— — Cash and Cash Equivalents $964 $988 $1,652 100.0% $2,488 Debt — DIP Revolver — — — 99.5% — DIP Term Loan B — — — 101.6% — Securitization & Factoring $769 $752 $482 100.0% $482 Senior Secured Revolver — — 1,500 102.3% 1,534 Senior Secured Term Loan B — 995 988 104.1% 1,028 Other Secured Debt 78 72 57 100.0% 57 —— —— —— — \Total Secured Debt $847 $1,819 $3,027 $3,101 6.55% Sr. Unsec. Notes due 2006 500 500 500 50.5% 253 6 1/2% Sr. Unsec. Notes due 2009 500 500 500 51 .0% 255 6 1/2% Sr. Unsec. Notes due 2013 500 500 500 49.8% 249 7 1/8% Sr. Unsec. Debentures due 2029 500 500 500 51.0% 255 Other Unsecured Debt 435 100 122 54.3% 66 ( —— —— —— — Total Unsecured Debt $2,435 $2,100 $2,122 $1,077 Total Debt $3,282 $3,919 $5,149 $4,178 Trust Preferred 412 412 412 23.0% 95 —— —— —— — Total Debt incl. Trust Preferred $3,694 $4,331 $5,561 $4,273 Minority Interest 198 165 161 100.0% 161 Stockholders’ Equity (3,555) (4,557) (5,314) $0.35 194 —— —— —— — Total Capitalization $338 ($61) $408 $4,628
Source LoanX and Thomson 12/16/05

Delphi Corporation

Recent debt pricing

Year-to-date historical pricing

120%
100%
80%
60%
40%
20%
0%
Jan-05
Feb-05
Mar-05
Apr-05
May-05
Jun-05
Jul-05
Aug-05
Aug-05
Sep-05
Oct-05
Nov-05
6.55% Notes Due 2006
6.5% Notes Due 2009
6.5% Notes Due 2013
7.125% Notes Due 2029
Trust Preferred Notes

Source LoanX 12/16/05

Delphi Corporation Recent debt pricing Year-to-date historical pricing Source LoanX 12/16/05

Delphi Corporation

Recent stock pricing and market capitalization

Year-to-date stock price

$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Jan-05
Feb-05
Mar-05
Apr-05
May-05
Jun-05
Jul-05
Aug-05
Aug-05
Sep-05
Oct-05
Nov-05

Year-to-date market capitalization ($ in millions)

$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Jan-05
Feb-05
Mar-05
Apr-05
May-05
Jun-05
Jul-05
Aug-05
Aug-05
Sep-05
Oct-05
Nov-05

Source Thomson 12/16/05

Delphi Corporation Recent stock pricing and market capitalization Source Thomson 12/7/05 Source Thomson 12/7/05 Year-to-date stock price Year-to-date market capitalization ($ in millions) Source Thomson 12/16/05